Exhibit 99.1

Angeion Corporation 350 Oak Grove Parkway St. Paul, MN 55127 USA Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Angeion Corporation Reports Fourth Quarter and

Fiscal Year 2011 Operating Results

SAINT PAUL, MN (December 16, 2011) — Angeion Corporation (NASDAQ: ANGN) today reported financial results for its fourth quarter and fiscal year ended October 31, 2011.

Fourth Quarter Highlights:

•	Revenues of $8.4 million comparable to the fourth quarter of 2010, sequentially up 22% from the third quarter;
•	Service revenue improved 33% to $1.2 million, compared to $888,000 in last year’s fourth quarter;
•	GPO (group purchasing organization) revenue during the fourth quarter increased 146% to $1.6 million, compared to $650,000 in the comparable quarter;
•	Gross margin for the fourth quarter remained solid at 56.5%;
•	International sales increased to $1.6 million, a 12% increase over the prior year’s fourth quarter; and
•	Strong balance sheet with $9.2 million in cash and investments and no long-term debt.

Angeion reported revenue of $8.4 million compared to $8.5 million in the fourth quarter of fiscal 2010. Angeion reported net income of $391,000, or $0.10 per diluted share versus net income of $410,000, or $0.10 per diluted share in the comparable quarter last year. Sequentially, revenues in the fourth quarter increased 22% from $6.8 million in the third quarter of fiscal 2011.

Gross margin for the quarter improved to 56.5% compared to the 56.1% gross margin in the fourth quarter of fiscal year 2010. General and administrative expenses in the fourth quarter of fiscal 2011 decreased 13.4% primarily due to the absence of severance and related one-time expenses in the fourth quarter of fiscal 2010. Management will continue to examine operating expenses going forward to maintain profitability. Sales and marketing expenses decreased 3.4% compared to the fourth quarter of fiscal 2010 while research and development costs increased 33.2% as management dedicated additional resources to advance software and hardware development initiatives to enhance current product offerings and develop future new products.

Gregg O. Lehman, Ph.D., president and chief executive officer of Angeion Corporation commented, “The results of the fourth quarter are gratifying. On a sequential basis, total revenues increased 22% and service revenues increased 33% year-over-year, as we continue to emphasize to our customers the importance of maintaining the highest level of efficiency possible. We are particularly pleased with the traction that we are beginning to gain with our GPO (group purchasing organization) partners. Sales from that channel increased 146%, representing 19% of total sales for the quarter versus 8% of total sales in last year’s comparable quarter. We believe that in the coming years GPO channel sales will be a positive contributor in smoothing out some of the “lumpiness” that has historically characterized our revenue stream over the course of our fiscal year. We achieved measurable progress during the quarter that made a meaningful contribution to the results of the fiscal year. We look forward to maintaining that trend in the new fiscal year as we work to rebrand the company as a leading-edge medical technology provider.”

Fiscal Year 2011 Financial Results

For the fiscal year ended October 31, 2011, Angeion reported revenues of $29.1 million, as compared to revenues of $29.0 million for the prior year. Angeion reported a net loss of $152,000, or $(0.04) per diluted share versus a net loss of $849,000, or $(0.21) per diluted share in the prior year. Financial results for the year were impacted by severance charges and associated legal and consulting fees attributable to the departure of executive officers. Severance and related one-time items incurred in fiscal 2011 totaled approximately $614,000, or $0.16 per diluted share, compared to one-time items of approximately $450,000, or $0.11 per diluted share in fiscal 2010.

Gross margin for the fiscal year improved to 56.9% compared to the 54.4% gross margin in fiscal year 2010 primarily due to lower factory and technical service costs. General and administrative expenses for the fiscal year decreased 4.8% versus the prior year as a result of administrative staff changes. Sales and marketing expenses increased 2.9% compared to fiscal 2010 while research and development costs increased 1.5% for the year.

Regarding fiscal year 2011, Dr. Lehman said, “We are pleased with the progress that has been achieved in the two quarters since our new management team was installed. Our initial focus has been to stabilize the business and to manage costs. While revenues for the year were essentially flat, our cost of revenues decreased 5.5% and our gross margin for the year increased 255 basis points. Service revenues for the year increased 18.3% to $4.1 million, the highest in the history of the company, and we cut general and administrative expenses by approximately 5%. Excluding the severance and related one-time items, we were able to achieve profitability for the full year, which sets the stage for a productive fiscal 2012.”

Dr. Lehman continued, “We move into the new fiscal year with a strong cash position and no short or long-term debt. We also have a net operating loss carry forward of approximately $15.9 million of which use is contingent upon the Company’s future profitability and is fully reserved. More importantly, we are executing on a new strategic plan that includes upgrading our current product lines, developing new products, both internally and with strategic partners, and entering new markets where our products are ideally suited to drive improved patient outcomes and cost efficiencies. We have identified the primary care, cardiology and the sleep disorder markets as potential opportunities for future entry. These are large and growing market segments that we believe will benefit from our current and new technology offerings, and that will guide our discussions with future potential partners. We are excited with the many opportunities ahead for the ‘new’ Angeion.”

Balance Sheet

As of October 31, 2011, the Company ended fiscal 2011 with cash, equivalents and short term investments totaling $9.2 million, no long-term debt and shareholders’ equity of $14.3 million. For the year, the Company repurchased a total of approximately 46,000 shares of Angeion common stock in the open market for $198,000. Under the current stock repurchase program, the Company has the authorization to purchase an additional $2.8 million worth of stock.

Conference Call

The Company has scheduled a conference call for December 16, 2011 at12:00 p.m. ET to discuss its financial results for the fourth quarter and fiscal year 2011.

Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or listen via a live Internet webcast on the Company's website at www.angeion.com. A replay of the conference call will be available by dialing (877) 344-7529 or (412) 317-0088, confirmation code 10007564, through December 21, 2011. A webcast replay of the conference call will be accessible on the Company’s website at www.angeion.com for 30 days.

About Angeion Corporation

Founded in 1986, Angeion Corporation acquired Medical Graphics Corporation in December 1999. Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems that are sold under the MedGraphics (www.medgraphics.com) and New Leaf (www.newleaffitness.com) brand names. These cardiorespiratory product lines provide solutions for disease detection, integrated care, and wellness across the entire spectrum of health – whether managing chronic illness, promoting fitness, or training for the Olympics. The Company’s products are sold internationally through distributors and in the United States through a direct sales force that targets heart and lung specialists located in hospitals, university-based medical centers, medical clinics and physicians’ offices, pharmaceutical companies, medical device manufacturers, clinical research organizations, health and fitness clubs, personal training studios, and other exercise facilities. For more information about Angeion, visit www.angeion.com.

Forward Looking Statements

Press releases and other statements by Angeion may contain forward-looking statements about Angeion’s future financial results and business prospects that by their nature involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “intend,” “plan,” “will,” “target,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Our actual results may differ materially depending on a variety of factors including: (1) national and worldwide economic and capital market conditions; (2) continuing cost-containment efforts in our hospital, clinics, and office market; (3) any changes in the patterns of medical reimbursement that may result from national healthcare reform; (4) our ability to successfully operate our business, including successfully converting our increasing research and development expenditures into new and improved cardiorespiratory diagnostic products and services and selling these products and services under the MedGraphics and New Leaf brand names into existing and new markets; (5) our success in executing our new strategic plan, developing new products and entering new markets; (6) our ability to complete our software development initiatives and migrate our MedGraphics and New Leaf platforms to a next generation technology; (7) our ability to maintain our cost structure at a level that is appropriate to our near to mid-term revenue expectations and that will enable us to increase revenues and profitability as opportunities develop; (8) our ability to achieve constant margins for our products and consistent and predictable operating expenses in light of variable revenues from our clinical research customers; (9) our ability to expand our international revenue through our distribution partners and our Milan, Italy representative branch office; (10) our ability to successfully defend ourselves from product liability claims related to our cardiorespiratory diagnostic products and claims associated with our prior cardiac stimulation products; (11) our ability to defend our existing intellectual property and obtain protection for intellectual property we develop in the future; (12) our ability to develop and maintain an effective system of internal controls and procedures and disclosure controls and procedures and (13) our dependence on third-party vendors. Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the above discussion is qualified in its entirety by, the other risk factors that are described from time to time in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K for the year ended October 31, 2010.

Contact:	Robert M. Wolf	Joe Dorame, Robert Blum, Joe Diaz
	Angeion Corporation	Lytham Partners, LLC
	Chief Financial Officer	(602) 889-9700
	(651) 766-4874	angn@lythampartners.com

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ANGEION CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

October 31, 2011 and October 31, 2010

(In thousands except share and per share data)

	October 31, 2011	October 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$8,461	$6,943
Short-term investments	723	2,721
Accounts receivable, net of allowance for doubtful accounts of $96 and $100, respectively	5,958	5,221
Inventories, net of obsolescence reserve of $431 and $599, respectively	3,750	3,697
Prepaid expenses and other current assets	235	270
Total Current Assets	19,127	18,852

Noncurrent investments	—	722
Property and equipment, net of accumulated depreciation of $3,735 and $3,649, respectively	444	528
Intangible assets, net	1,201	1,279
Total Assets	$20,772	$21,381

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,022	$1,951
Employee compensation	1,481	2,115
Deferred income	1,771	1,522
Warranty reserve	141	175
Other current liabilities and accrued expenses	221	408
Total Current Liabilities	5,636	6,171

Long-term Liabilities:
Long-term deferred income and other	817	873
Total Liabilities	6,453	7,044
Commitments and Contingencies	—	—
Shareholders’ Equity:
Common Stock, $0.10 par value, authorized 25,000,000 shares, 3,905,948 and 3,862,113 shares issued and 3,778,796 and 3,747,454 shares outstanding at 2011 and 2010, respectively	378	375
Undesignated shares, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	20,622	20,486
Accumulated deficit	(6,683)	(6,531)
Accumulated other comprehensive income	2	7
Total Shareholders’ Equity	14,319	14,337
Total Liabilities and Shareholders’ Equity	$20,772	$21,381

ANGEION CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands except share and per share data)

	Three Months Ended October 31,		Year Ended October 31,
	2011	2010	2011	2010
Revenues
Equipment, supplies and accessories	$7,186	$7,564	$24,904	$25,522
Service revenues	1,181	888	4,163	3,519
	8,367	8,452	29,067	29,041
Cost of revenues
Cost of equipment, supplies and accessories	3,273	3,316	11,020	11,647
Cost of service revenue	369	391	1,502	1,603
	3,642	3,707	12,521	13,250

Gross margin	4,725	4,745	16,546	15,791

Operating expenses:
Selling and marketing	2,180	2,257	8,301	8,067
General and administrative	1,056	1,219	4,299	4,514
Research and development	984	739	3,659	3,606
Amortization of intangibles	105	105	420	420
	4,325	4,320	16,679	16,607

Operating income (loss)	400	425	(133)	(816)
Interest income, net	1	2	21	8

Income (loss) before income taxes	401	427	(112)	(808)
Provision for income taxes	10	17	40	41

Net income (loss)	$391	$410	$(152)	$(849)

Income (loss) per share:
Basic	$0.10	$0.10	$(0.04)	$(0.21)
Diluted	$0.10	$0.10	$(0.04)	$(0.21)

Weighted average common shares outstanding:
Basic	3,767	4,053	3,767	4,122
Diluted	3,829	4,182	3,767	4,122

ANGEION CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended October 31,
	2011	2010
Cash flows from operating activities:
Net loss	$(152)	$(849)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	265	350
Amortization	420	420
Stock-based compensation	346	712
(Decrease) increase in allowance for doubtful accounts	(4)	(10)
(Decrease) increase in inventory obsolescence reserve	(168)	(46)
Loss on disposal of equipment and intangibles	76	—
Change in operating assets and liabilities:
Accounts receivable	(733)	(701)
Inventories	115	757
Prepaid expenses and other current assets	35	(27)
Accounts payable	71	180
Employee compensation	(634)	740
Deferred income	165	64
Warranty reserve	(34)	32
Other current liabilities and accrued expenses	(187)	63
Net cash (used in) provided by operating activities	(419)	1,685

Cash flows from investing activities:
Purchases of investments	—	(4,915)
Sales of investments	2,715	1,479
Purchases of property and equipment and intangible assets	(599)	(438)
Net cash provided by (used in) investing activities	2,116	(3,874)

Cash flows used in financing activities:
Proceeds from issuance of common stock under employee stock purchase plan	20	17
Proceeds from the exercise of stock options	48	6
Repurchase of common stock	(198)	(2,024)
Repurchase of common stock upon vesting of restricted stock grants	(49)	(86)
Net cash used in financing activities	(179)	(2,087)

Net increase (decrease) in cash and cash equivalents	1,518	(4,276)
Cash and cash equivalents at beginning of period	6,943	11,219
Cash and cash equivalents at end of period	$8,461	$6,943

Cash paid for taxes	$24	$37

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